Exhibit 99.1

Inphi Announces Listing Transfer to Nasdaq

Ticker Symbol to Remain “IPHI”

SAN JOSE, Calif., October 1, 2020 – Inphi Corporation (NYSE: IPHI), a leader in high-speed data movement interconnects, announced today that it will voluntarily transfer its stock exchange listing from the New York Stock Exchange to the Nasdaq Global Select Market ("Nasdaq"). The Company will retain the "IPHI" ticker with trading on the Nasdaq expected to begin on October 14, 2020.

“Listing on Nasdaq marks an important milestone for Inphi as we celebrate our 10th anniversary as a public company and our 20th anniversary since our founding,” said Ford Tamer, President and CEO, Inphi. “This move aligns with our vision of transitioning to a digital world as we partner with Nasdaq’s cutting-edge technology in intelligent investor relations solutions to reach a larger audience of investors and enhance shareholder value. We are excited to join the ranks of the world’s most innovative and forward-looking companies in their respective industries.”

"Inphi represents the growth-oriented and industry-defining technology companies that call Nasdaq home," said Nelson Griggs, President, Nasdaq Stock Exchange. "Nasdaq is driven by the same entrepreneurial spirit valued by Inphi and we look forward to supporting the company’s continued success.”

About Inphi
Inphi Corporation is a leader in high-speed data movement interconnects. We move big data – fast, throughout the globe, between data centers, and inside data centers.  Inphi’s expertise in signal integrity results in reliable data delivery, at high speeds, over a variety of distances. As data volumes ramp exponentially due to video streaming, social media, cloud-based services, and wireless infrastructure, the need for speed has never been greater. That’s where we come in. Customers rely on Inphi’s solutions to develop and build out the Service Provider and Cloud infrastructures, and data centers of tomorrow. To learn more about Inphi, visit www.inphi.com or connect with Inphi on Twitter or Linkedin.

# # #

Inphi, the Inphi logo and Think fast are registered trademarks of Inphi Corporation. All other trademarks used herein are the property of their respective owners.

Corporate Contact:
Kim Markle
408-217-7329
kmarkle@inphi.com

Investor Contact:

Vernon P. Essi, Jr.

408-606-6524

vessi@inphi.com